EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Basanite, Inc. (the “Company”), of our report dated March 31, 2021, relating to the consolidated financial statements as of and for the two years ended December 31, 2020, which appears in the Company’s annual report on Form 10-K and incorporated by reference herein. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our firm under the heading “Experts” in this prospectus.

/s/ Cherry Bekaert LLP

Ft. Lauderdale, Florida

September 29, 2021